EXHIBIT 12



                       Medicis Pharmaceutical Corporation
               Computation of Ratios of Earnings to Fixed Charges
                         (dollar amounts in thousands)

                                                                                                                      Nine
                                                                                                                  Months Ended
                                                                             Year Ended June 30,                    March 31,
                                                            1997       1998        1999       2000         2001        2002
                                                          ------------------------------------------------------------------
Consolidated pretax income from continuing operations     $16,651     $2,017     $65,640     $67,382     $59,325     $61,465

Add:
Interest on indebtedness                                       27         24       1,825       2,246       1,263         359
Interest portion of rental expense                            290        446         709       1,131       1,538       1,161
Amortization of debt issuance costs                            --         --          --          --          --          --
                                                          ------------------------------------------------------------------
  Income as adjusted                                       16,968      2,487      68,174      70,759      62,126      62,985

Fixed charges:
Interest on indebtedness                                       27         24       1,825       2,246       1,263         359
Interest portion of rental expense                            290        446         709       1,131       1,538       1,161
Amortization of debt issuance costs                            --         --          --          --          --          --
                                                          ------------------------------------------------------------------
  Fixed charges                                               317        470       2,534       3,377       2,801       1,520

Ratio of earnings to fixed charges                           53.5        5.3        26.9        21.0        22.2        41.4